Ply Gem Reports Fourth Quarter and Full Year 2016 Results

•	Net sales increased 7.4% to $462.3 million for the fourth quarter driving full year net sales in excess of $1.9 billion.

•	Adjusted EBITDA increased to $44.9 million or 3.8% for the fourth quarter achieving a full year Adjusted EBITDA of $229.0 million.

•
Leverage ratio improved to 3.7x for the year ended December 31, 2016 compared to 5.2x for the comparable 2015 period reflecting $160.0 million in voluntary debt payments on the Term Loan Facility made during 2016.

Cary, NC (BUSINESS WIRE) March 10, 2017 - Ply Gem Holdings, Inc. (“Ply Gem” or the “Company”) (NYSE: PGEM), a leading manufacturer of exterior building products in North America, today announced financial results for the quarter ended December 31, 2016.

Fourth Quarter 2016 Results:

•	Net sales for the fourth quarter were $462.3 million.

•	Gross profit improved $3.6 million to $103.5 million compared to the fourth quarter of 2015.

•	Adjusted EBITDA increased to $44.9 million or 3.8% from 2015.

•
Basic and diluted earnings per share was $0.10 for the fourth quarter of 2016 compared to $0.13 for the fourth quarter of 2015. The decrease resulted from a $7.1 million loss on modification of debt from $100.0 million in voluntary debt payments on the Term Loan Facility made during the fourth quarter.

•	Adjusted basic and diluted earnings per share was $0.14 for the fourth quarter of 2016 compared to $0.14 for the fourth quarter of 2015.

2016 Year End Results:

•	Total net sales for the year ended December 31, 2016 increased 3.9% to $1.9 billion.

•	Operating earnings improved $46.0 million or 37.5% from the comparable 2015 period.

•	Net income increased to $75.5 million for the year ended 2016 from $32.3 million for the 2015 period.

•	Adjusted EBITDA increased to $229.0 million or 24.0% from 2015.

•	Basic earnings per share was $1.11 for the year ended 2016 compared to $0.47 for the year ended 2015.

•	Adjusted basic earnings per share was $1.31 for the year ended 2016 compared to $0.66 for the year ended 2015.

“I am pleased by our acceleration of sales growth in the fourth quarter and our strong operating and cash generating performance. Both businesses continued to make substantial contributions to adjusted EBITDA and allowed us to deliver the eleventh consecutive quarterly year-over-year growth of adjusted EBITDA,” said Gary E. Robinette, Ply Gem’s Chairman and CEO. “Throughout 2016, our teams delivered profitable growth through improved product pricing, operating performance initiatives and maintaining cost discipline. As a result for 2016, Ply Gem achieved a record level adjusted EBITDA."

Commenting on the Company’s results, Shawn K. Poe, Ply Gem’s Chief Financial Officer added, “In the fourth quarter, we continued to drive financial improvements within our business segments. We achieved incremental year-over-year quarterly adjusted EBITDA growth of 3.8% and a record fourth quarter adjusted EBITDA of $44.9 million. As a result of our strong operational performance and profitability during 2016, we have strengthened our balance sheet by generating in excess of $145.0 million in operating cash flow and achieving a Company record $229.0 million of adjusted EBITDA. We continue to focus on our debt leverage and improved our leverage ratio 1.5 times since 2015 to a net leverage of 3.7 times while making voluntary debt payments of $160.0 million in 2016.”

Fourth Quarter 2016 Financial Results
Net sales were $462.3 million compared to $430.5 million for the fourth quarter of 2015. The net sales increase for the three months ended December 31, 2016 can be predominantly attributed to improved U.S. market demand for our products and new business wins.

Gross profit margin was 22.4% which decreased 80 basis points from the fourth quarter of 2015. The decrease in gross profit margin can be attributed to higher material costs experienced during the fourth quarter of 2016 relative to the fourth quarter of 2015, specifically PVC resin and aluminum.

Operating earnings were $28.7 million, a decrease of $0.2 million from the fourth quarter of 2015 reflecting higher net sales of $31.8 million offset by higher material costs.

Net income was $6.7 million compared to $9.1 million for the fourth quarter of 2015 reflecting a $7.1 million loss on modification of debt. Adjusted EBITDA was $44.9 million compared to $43.2 million for the fourth quarter of 2015. Our EPS was $0.10 as compared to $0.13 for the comparable period in 2015, and adjusted EPS for the fourth quarter of 2016 was $0.14 as compared to $0.14 for the comparable period in 2015.

A reconciliation of non-GAAP (adjusted) financial measures to comparable GAAP financial measures is provided as notes to this release.

Siding, Fencing and Stone
Siding, Fencing and Stone's net sales totaled $207.1 million, increasing $17.1 million, or 9.0%, compared to $190.0 million for the fourth quarter of 2015. The 9.0% net sales increase was driven by improved U.S. market demand for our products and new business wins. Gross profit margin for the quarter ended December 31, 2016 was 26.4%, a decrease of 280 basis points from the 29.2% for the quarter ended December 31, 2015. The decrease resulted from higher material costs, specifically PVC resin and aluminum which increased 10.8% and 12.1%, respectively, during the fourth quarter of 2016 compared to the fourth quarter of 2015.

Windows and Doors
Windows and Doors' net sales totaled $255.2 million, increasing $14.7 million, or 6.1%, compared to $240.4 million in the fourth quarter of 2015. The net sales increase for the quarter ended December 31, 2016 can be predominantly attributed to the improved U.S. market conditions favorably impacting both our new construction business as well as our repair and remodeling business. Gross profit margin was 19.1% for the quarter ended December 31, 2016 increasing from 18.5% for the quarter ended December 31, 2015. The gross profit increase for the quarter December 31, 2016 can be attributed to continued improvement in our new construction and repair and remodeling businesses partially offset by higher material costs.

Outlook
The Company’s 2017 annual outlook is based on a U.S. single family housing starts market growth assumption of 5% to 10% and an assumption of 3% to 5% growth in the U.S. big ticket repair and remodel market.

“As we enter 2017, we look forward to capitalizing on the momentum we’ve built over this past year,” said Mr. Robinette. “As the housing market in the U.S. continues to recover, we are well positioned to drive profitable growth and generate meaningful operating leverage, earnings and cash flow. In addition, we remain committed to driving shareholder value and continuing to improve our balance sheet. In looking forward to 2017, and taking into account the seasonality of our business, we expect our full year 2017 adjusted EBITDA to be in the range of $250 to $265 million.”

Webcast
Ply Gem management will host a webcast today, Friday, March 10, 2017 at 10:00 a.m. Eastern to discuss fourth quarter results. To access the webcast, visit www.plygem.com and click on Investor Relations. The webcast link will be available under “Upcoming Events” as well as "Events & Presentations". If internet access is not available, please dial 877-201-0168, participant passcode 65004182. International participants, please dial 647-788-4901, participant passcode 65004182. A replay of the call will be available on our website through April 10, 2017.

About Ply Gem
Ply Gem is a leading manufacturer of exterior building products in North America. Ply Gem produces a comprehensive product line of windows and patio doors, vinyl and aluminum siding and accessories, designer accents, cellular PVC trim and mouldings, vinyl fencing and railing, stone veneer, engineered slate and shake roofing and gutterware, used in both new construction and home repair and remodeling in the United States and Canada. Ply Gem siding brands include Mastic Home Exteriors®, Variform®, NAPCO®, Mitten®, Cellwood®, Georgia-Pacific Vinyl Siding and Accessories, Durabuilt®, Ply Gem® Stone, Canyon Stone, Ply Gem® Trim and Mouldings, Ply Gem® Fence and Railing, Ply Gem® Shutters and Accents, Leaf Relief®, Leaf Logic®, and Monticello® Columns. Ply Gem windows and patio door brands include Ply Gem® Windows, Simonton® Windows, Mastic® Replacement Windows, Ply Gem® Canada, and Great Lakes® Window. The Company’s brands are sold through short-line and two-step distributors, pro dealers, home improvement dealers and big box retailers. Additionally, Ply Gem distributes a wide-variety of exterior building products including stone veneer, fencing, railing, windows, doors and architectural accents via export globally and offers installation services in western Canada under the Gienow® Renovations by Ply Gem brand. Ply Gem employs approximately 9,000 associates across North America. Visit www.plygem.com for more information.

Note: As used herein, the term “Ply Gem” refers to Ply Gem Holdings, Inc. and all its subsidiaries, including Ply Gem Industries, Inc., unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives may contain certain statements that are not historical facts, including information concerning possible or assumed future results of our operations. Those statements constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results expressed in or implied by our forward-looking statements, including the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic and business conditions, conditions affecting the industries we serve and our customers, the rate of sales growth, availability of labor force and efficiencies, product liability claims, our high degree of leverage and other factors discussed in our news releases, public statements and/or filings with the Securities and Exchange Commission, including our most recent Annual and Quarterly Reports on Form 10-K and Form 10-Q. Many of these factors are outside of our control and all of these factors are difficult or impossible to predict accurately. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended
(Amounts in thousands, except share and per share data)	December 31, 2016	December 31, 2015

Net sales	$462,293	$430,460
Cost of products sold	358,809	330,553
Gross profit	103,484	99,907
Operating expenses:
Selling, general and administrative expenses	68,969	64,588
Amortization of intangible assets	5,786	6,402
Total operating expenses	74,755	70,990
Operating earnings	28,729	28,917
Foreign currency loss	(429)	(1,065)
Interest expense	(17,677)	(18,244)
Interest income	7	10
Tax receivable agreement liability adjustment	(268)	520
Loss on modification or extinguishment of debt	(7,097)	—
Income before provision (benefit) for income taxes	3,265	10,138
Provision (benefit) for income taxes	(3,398)	1,074
Net income	$6,663	$9,064
Net income attributable to common shareholders per share:
Basic	$0.10	$0.13
Diluted	$0.10	$0.13
Weighted average shares outstanding:
Basic	68,224,354	68,103,816
Diluted	68,450,467	68,162,127

	For the year ended
(Amounts in thousands, except share and per share data)	December 31, 2016	December 31, 2015

Net sales	$1,911,844	$1,839,726
Cost of products sold	1,449,570	1,420,014
Gross profit	462,274	419,712
Operating expenses:
Selling, general and administrative expenses	268,714	271,874
Amortization of intangible assets	25,064	25,306
Total operating expenses	293,778	297,180
Operating earnings	168,496	122,532
Foreign currency gain (loss)	299	(3,166)
Interest expense	(72,718)	(74,876)
Interest income	36	57
Tax receivable agreement liability adjustment	(60,874)	(12,947)
Loss on modification or extinguishment of debt	(11,747)	—
Income before benefit for income taxes	23,492	31,600
Benefit for income taxes	(51,995)	(688)
Net income	$75,487	$32,288
Net income attributable to common shareholders per share:
Basic	$1.11	$0.47
Diluted	$1.10	$0.47
Weighted average shares outstanding:
Basic	68,176,801	68,003,564
Diluted	68,324,146	68,106,493

The accompanying notes are an integral part of these unaudited condensed consolidated statements of operations.

1.    The accompanying unaudited condensed consolidated statements of operations of Ply Gem Holdings, Inc. (the “Company”) do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The selected balance sheet data for the periods presented in Note 5 has been derived from the December 31, 2016 and 2015 audited consolidated financial statements of the Company and does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The Company’s fiscal quarters are based on periods ending on the Saturday of the last week in the quarter. Therefore the financial results of certain fiscal quarters will not be exactly comparable to the prior and subsequent fiscal quarters.

2.    We define adjusted EBITDA as net income (loss) plus interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization, non-cash foreign currency gain/(loss), non-cash loss on modification or extinguishment of debt, restructuring and integration expenses, acquisition costs, customer inventory buybacks, tax receivable liability adjustments, litigation class action charges, and excess purchase price from acquisitions allocated to inventories. Other companies may define adjusted EBITDA differently and, as a result, our measure of adjusted EBITDA may not be directly comparable to adjusted EBITDA of other companies. Management believes that the presentation of adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) internally measure our operating performance and (ii) determine our incentive compensation programs. In addition, the Company's senior secured asset-based revolving credit facility has certain covenants that apply ratios utilizing this measure of adjusted EBITDA.

Adjusted EPS represents basic and diluted net income per share attributed to common shareholders adjusted to exclude the estimated per share impact of the specifically identified items used to calculate adjusted EBITDA described above, adjusted at the statutory tax rate of 35%.

Although we use adjusted EBITDA and adjusted EPS as financial measures to assess the performance of our business, the use of adjusted EBITDA and adjusted EPS is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. Adjusted EBITDA and adjusted EPS included in this press release should be considered in addition to, and not as a substitute for, net earnings and earnings per share in accordance with GAAP as a performance measure. You are cautioned not to place undue reliance on adjusted EBITDA or adjusted EPS.

Certain amounts in this release have been subject to rounding adjustments. Accordingly, amounts shown as totals may not be the arithmetic aggregation of the individual amounts that comprise or precede them.

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the three months ended
	December 31, 2016	December 31, 2015
Net income	$6,663	$9,064
Interest expense, net	17,670	18,234
Provision (benefit) for income taxes	(3,398)	1,074
Depreciation and amortization	13,937	14,092
EBITDA	34,872	42,464
Non cash loss on foreign currency transactions	429	1,065
Acquisition costs	—	9
Customer inventory buybacks	410	266
Restructuring/integration expense	(80)	(57)
Litigation - class action charges, net	1,875	—
Tax receivable agreement liability adjustment	268	(520)
Loss on modification or extinguishment of debt	7,097	—
Adjusted EBITDA	$44,871	$43,227

	Ply Gem Holdings, Inc.
	For the three months ended
	December 31, 2016	December 31, 2015
Basic net income per share attributable to common shareholders	$0.10	$0.13
Release of deferred income tax valuation allowance (1)	(0.05)	—
Non cash loss on foreign currency transactions	—	0.01
Acquisition costs	—	—
Customer inventory buybacks	—	—
Restructuring/integration expense	—	—
Litigation - class action charges, net	0.02	—
Tax receivable agreement liability adjustment	—	—
Loss on modification or extinguishment of debt	0.07	—
Adjusted Basic EPS	$0.14	$0.14

Basic weighted average shares outstanding	68,224,354	68,103,816

Diluted net income per share attributable to common shareholders	$0.10	$0.13
Release of deferred income tax valuation allowance (1)	(0.05)	—
Non cash loss on foreign currency transactions	—	0.01
Acquisition costs	—	—
Customer inventory buybacks	—	—
Restructuring/integration expense	—	—
Litigation - class action charges, net	0.02	—
Tax receivable agreement liability adjustment	—	—
Loss on modification or extinguishment of debt	0.07	—
Adjusted Diluted EPS	$0.14	$0.14

Diluted weighted average shares outstanding	68,450,467	68,162,127

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the year ended
	December 31, 2016	December 31, 2015
Net income	$75,487	$32,288
Interest expense, net	72,682	74,819
Benefit for income taxes	(51,995)	(688)
Depreciation and amortization	56,403	58,400
EBITDA	152,577	164,819
Non cash loss (gain) on foreign currency transactions	(299)	3,166
Acquisition costs	—	656
Customer inventory buybacks	1,811	957
Restructuring/integration expense	433	3,221
Non cash charge of purchase price allocated to inventories	—	54
Litigation - class action charges, net	1,875	(1,194)
Tax receivable agreement liability adjustment	60,874	12,947
Loss on modification or extinguishment of debt	11,747	—
Adjusted EBITDA	$229,018	$184,626

	Ply Gem Holdings, Inc.
	For the year ended
	December 31, 2016	December 31, 2015
Basic net income per share attributable to common shareholders	$1.11	$0.47
Release of deferred income tax valuation allowance (1)	(0.53)	—
Non cash loss (gain) on foreign currency transactions	—	0.03
Acquisition costs	—	0.01
Customer inventory buybacks	0.02	0.01
Restructuring/integration expense	—	0.03
Non cash charge of purchase price allocated to inventories	—	—
Litigation - class action charges, net	0.02	(0.01)
Tax receivable agreement liability adjustment	0.58	0.12
Loss on modification or extinguishment of debt	0.11	—
Adjusted Basic EPS	$1.31	$0.66

Basic weighted average shares outstanding	68,176,801	68,003,564

Diluted net income per share attributable to common shareholders	$1.10	$0.47
Release of deferred income tax valuation allowance (1)	(0.53)	—
Non cash loss (gain) on foreign currency transactions	—	0.03
Acquisition costs	—	0.01
Customer inventory buybacks	0.02	0.01
Restructuring/integration expense	—	0.03
Non cash charge of purchase price allocated to inventories	—	—
Litigation - class action charges, net	0.02	(0.01)
Tax receivable agreement liability adjustment	0.58	0.12
Loss on modification or extinguishment of debt	0.11	—
Adjusted Diluted EPS	$1.31	$0.66

Diluted weighted average shares outstanding	68,324,146	68,106,493

(1) During the three months and year ended December 31, 2016 the Company recognized a $5.1 million and $55.2 million discrete release on our deferred income tax valuation allowance, respectively. We released the valuation allowance for federal and certain state jurisdictions as positive factors outweighed negative evidence, specifically the Company was no longer in a cumulative loss position as of December 31, 2016. However, as of December 31, 2016, the Company still remains in a full valuation allowance position for certain state and provinces.

3.	Operating segment results for the three months and year ended December 31, 2016 and December 31, 2015 are as follows:

	For the three months ended
(Amounts in thousands)	December 31, 2016		December 31, 2015
Net sales
Siding, Fencing and Stone	$207,140	45%	$190,034	44%
Windows and Doors	255,153	55%	240,426	56%
	$462,293	100%	$430,460	100%
Gross profit
Siding, Fencing and Stone	$54,714	26%	$55,467	29%
Windows and Doors	48,770	19%	44,440	18%
	$103,484	22%	$99,907	23%

Operating earnings (loss)
Siding, Fencing and Stone	$30,527	15%	$28,533	15%
Windows and Doors	7,916	3%	6,238	3%
Unallocated	(9,714)	(2)%	(5,854)	(1)%
	$28,729	6%	$28,917	7%

	For the year ended
(Amounts in thousands)	December 31, 2016		December 31, 2015
Net sales
Siding, Fencing and Stone	$886,851	46%	$840,118	46%
Windows and Doors	1,024,993	54%	999,608	54%
	$1,911,844	100%	$1,839,726	100%
Gross profit
Siding, Fencing and Stone	$259,485	29%	$238,326	28%
Windows and Doors	202,789	20%	181,386	18%
	$462,274	24%	$419,712	23%

Operating earnings (loss)
Siding, Fencing and Stone	$157,058	18%	$134,654	16%
Windows and Doors	43,579	4%	18,195	2%
Unallocated	(32,141)	(2)%	(30,317)	(2)%
	$168,496	9%	$122,532	7%

4.	Long-term debt amounts in the selected balance sheets at December 31, 2016 and December 31, 2015 consisted of the following:

	December 31, 2016	December 31, 2015
(Amounts in thousands)

Senior secured asset based revolving credit facility	$—	$—
6.50% Senior notes due 2022, net of
unamortized early tender premium, discount and
debt issuance costs of $49,935 and $57,538, respectively	600,065	592,462
Term Loan Facility due 2021, net of
unamortized early tender premium, discount and
debt issuance costs of $17,854 and $35,106, respectively	240,321	387,369
	$840,386	$979,831
Less current portion of long-term debt	(4,300)	(4,300)
	$836,086	$975,531

5. The following is a summary of selected balance sheet amounts at December 31, 2016 and December 31, 2015:

	December 31, 2016	December 31, 2015
(Amounts in thousands)

Cash and cash equivalents	$51,597	$109,425
Accounts receivable, less allowances	209,919	195,165
Inventories	161,956	150,403
Prepaid expenses and other current assets	26,850	24,647
Property and equipment, net	165,556	161,003
Intangible assets, net	104,159	128,384
Goodwill	478,514	477,739
Accounts payable	75,398	74,496
Payable to related parties pursuant to tax receivable agreement- current	25,383	3,005
Payable to related parties pursuant to tax receivable agreement- non-current	54,336	20,811
Long-term debt	836,086	975,531
Stockholders' equity (deficit)	4,106	(76,813)

Ply Gem Holdings, Inc.
Investor Relations Contact:
investors@plygem.com
919-677-3901